EXHIBIT 10.1

ACQUISITION AGREEMENT

CHINA DIRECT, INC.

CHANG MAGNESIUM COMPANY, LIMITED

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is made and entered into effective October 15, 2006 by and among China Direct, Inc., a Delaware corporation ("CDI"), CDI China, Inc., a Florida corporation (“CDI China”), a wholly owned subsidiary of CDI, and Chang Magnesium Company, Limited a Chinese limited liability company (“Chang”) and Yuwei Huang, the sole member of Chang (the “Member”).

RECITALS:

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WHEREAS, Chang has a wholly owned subsidiary, Chang Magnesium Trading Company, Limited ("Chang Trading") and the consolidated registered capital of Chang, including the registered capital of Chang Trading, is USD $2,400,000.

•	WHEREAS, Member is the sole member of Chang, owning 100% of the equity of Chang.

•	WHEREAS, CDI China desires to acquire 51% ownership interest in Chang (the "Member's Interest") from Member.

•	WHEREAS, Member desires to sell the Member's Interest to CDI China pursuant to the terms and conditions of this agreement.

WHEREAS, CDI China desires to recapitalize Chang by acquiring the Member's Interest from Member in exchange for an aggregate capital infusion of USD $2,550,000

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1: PURCHASE OF MEMBER'S INTEREST

1.           Purchase of Interest. On the Closing (as hereinafter defined), CDI China shall purchase the Member's Interest from the Member in exchange for an aggregate capital contribution to Chang of USD$2,550,000 to be funded as follows: On or before the Closing, Chang shall amend the articles of Chang to reflect that CDI China is a member of Chang with a 51% equity ownership of Chang. . On or before ten (10) business days following the Closing, subject to the Section 4(1)(B) herein, CDI agrees to infuse USD $1,000,000 Chang (“Initial Funds”). On or before September 30, 2007, CDI China shall deliver $800,000 of investment capital to Chang and on or before December 31, 2007, CDI China shall deliver $750,000 of investment capital to Chang.

2.           Yuwei Huang Investment. At Closing, Yuwei Huang shall deliver USD$2,450,000 worth of property, plant and equipment to Chang.

3.           Closing.              The closing of the sale of the Member's Interest (the “Closing”) shall take place on or before November 30, 2006, or at such other time and place as is mutually agreed upon by CDI, CDI China and the Member, following satisfaction or waiver of all conditions precedent to Closing as set forth in Section 4 hereof.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF CHANG, CHANG TRADING AND THE MEMBER

The Member represents and warrants to CDI and CDI China as follows, with any exceptions thereto being denoted on the applicable schedule to this Agreement:

1.           Ownership of Chang and Authorization of Agreement. The Member is the sole record and beneficial owner of all membership interest in Chang, all of which are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise hypothecated. Member has the power to enter into this Agreement and to carry out his/its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Member, enforceable against the Member in accordance with its terms. Neither the execution and delivery of this Agreement by the Member nor the closing of the transactions herein contemplated will conflict with, or result in any breach or violation of or default in any agreement, understanding, law, rule or regulation to which Chang or Chang Trading are a party or are subject to.

2.           Organization and Good Standing. Chang is a limited liability company, duly organized, validly existing and in good standing under the laws of China, and is entitled to carry on its business as such business is now conducted. Chang is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. Chang Trading is a limited liability company, duly organized, validly existing and in good standing under the laws of China, and is entitled to carry on its business as such business is now conducted. Chang Trading is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

3.           Brokers or Finders. No broker’s or finder’s fee will be payable by Chang, CDI, or CDI China in connection with the transaction contemplated by this Agreement.

4.           Financial Statements. The consolidated financial statements of Chang which includes its wholly owned subsidiary Chang Trading as previously provided to CDI China fairly present in all material respects the financial position of Chang as of the respective dates thereof.

SECTION 3: COVENANTS AND ADDITIONAL AGREEMENT

1.           Employment and Management Agreement. On the Closing date, Member will enter into an employment and management agreement with CDI Shanghai Company, Limited, a limited liability Chinese company which is a wholly owned subsidiary of CDI China, to manage daily operations of Chang and Chang Trading under the supervision of CDI Shanghai Company, Limited.

SECTION 4: CONDITIONS PRECEDENT TO CLOSING

1.           Conditions Precedent to the Obligation of CDI. The obligation of CDI to close the purchase of the Member's Interest and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for CDI's sole benefit and may be waived by CDI at any time in its sole discretion.

A.          Accuracy of Chang’s and the Members Representations and Warranties. The representations and warranties of Chang and the Member will be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

B.          Audited Financial Statements. CDI and CDI China shall have received of (i) the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the members’ equity and retained earnings and any changes in financial position of Chang as required by CDI for regulatory purposes, including the Securities and Exchange Commission, audited by an independent public auditors for acceptable to CDI, and (ii) an unaudited the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the members’ equity and retained earnings and any changes in financial position of Chang as required by CDI for regulatory purposes, including the Securities and Exchange Commission for an interim period since the date of such audited financial statements, in each case which are not materially adverse compared to the tax returns and unaudited pro forma financial statements provided by Chang to CDI and CDI China for the relevant periods. In the event the consolidated balance sheet at June 30, 2006 reflects net members’ equity of less than USD $2,550,000 the Initial Funds can be revised given the mutual agreement of all parties.

C.          SEC Disclosure. Chang shall have provided CDI with a comprehensive business description pursuant to the SEC rules and regulations satisfactory to CDI for purposes of making required disclosure in a Form 8-K to be filed with the SEC. Chang and the Member shall have delivered to CDI such other documents relating to the transactions contemplated by this Agreement as CDI may reasonably request.

SECTION 5: SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF CHANG AND THE MEMBERS

1.           All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 6: INDEMNIFICATION

1.           Obligation of Member to Indemnify. The Member agrees to indemnify, defend and hold harmless each of CDI and CDI China, and each of their respective officers, directors, employees, shareholders and agents, from and against any loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Member contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 7: MISCELLANEOUS

1.           Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

2.           Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

CDI and CDI China:	5301 N. Federal Highway, Suite 120

Boca Raton, FL, 33487

The Member:	Room 910, Floor 9th, MEGA MALL Business Center

10 Yifen Street, Taiyuan City,

Shanxi Province, China. 030024

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

3.           Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Palm Beach, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

4.           Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CDI CHINA, INC. By: James Wang, CEO China Direct, Inc. By: ___________________________ James Wang, CEO	CHANG MAGNESIUM COMPANY, LIMITED Yuwei Huang, Chairman MEMBER Yuwei Huang